Consent of Independent Registered Public Accounting Firm

OFS Capital Corporation
Chicago, Illinois

We hereby consent to the use in the Prospectus, constituting a part of this Registration Statement on Form N-2, Post-Effective Amendment No. 4, of our reports dated March 15, 2019, relating to the consolidated financial statements of OFS Capital Corporation (the “Company”) as of and for the year ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, which are contained in that Prospectus.

We also consent to the inclusion of our report dated March 15, 2019, except for the additions related to Total Senior Securities and related information in the Senior Securities Table, as to which the date is June 21, 2019, relating to the information contained under the caption “Senior Securities” on page 82 of this Registration Statement, which is contained as Exhibit (n)(2) to this Registration Statement

We also consent to the reference to our firm under the captions “Selected Consolidated Financial Data”, “Senior Securities” and “Independent Registered Public Accounting Firm”.

/s/ BDO USA, LLP

Chicago, Illinois
June 21, 2019